Exhibit 10.8

EMPLOYMENT AGREEMENT

(“Agreement”)

- by and between -

WYNN LAS VEGAS, LLC

(“Employer”)

- and -

DAVID SISK

(“Employee”)

DATED: as of September 16, 2003

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 16th day of September 2003, by and between WYNN LAS VEGAS, LLC (“Employer”) and DAVID SISK (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is a limited liability company duly organized and existing under the laws of the State of Nevada, maintains its principal place of business at 3145 Las Vegas Blvd. South, Las Vegas, Nevada, and is engaged in the business of developing and operating a casino resort at such place of business; and,

WHEREAS, in furtherance of its business, Employer has need of qualified, experienced personnel; and,

WHEREAS, Employee is an adult individual residing at 10008 Laurel Springs, Las Vegas, Nevada 89134; and,

WHEREAS, Employee has represented and warranted to Employer that Employee possesses sufficient qualifications and expertise in order to fulfill the terms of the employment stated in this Agreement; and,

WHEREAS, Employer is willing to employ Employee, and Employee is desirous of accepting employment from Employer under the terms and pursuant to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee do hereby covenant and agree as follows:

1. DEFINITIONS. As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them, unless a different meaning clearly appears from the context:

(a) “Affiliate” - means with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person. For purposes of this definition, only, “control”, “controlling”, and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

(b) “Anniversary” - means each anniversary date of the Effective Date during the Term (as defined in Paragraph 5 hereof).

(c) “Cause” - means

(i) the willful destruction by Employee of the property of Employer or an Affiliate having a material value to Employer or such Affiliate;

(ii) fraud, embezzlement, theft, or comparable dishonest activity committed by Employee (excluding acts involving a de minimis dollar value and/or not related to Employer or an Affiliate);

(iii) Employee’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and/or not related to Employer or an Affiliate);

(iv) Employee’s breach, neglect, refusal, or failure to materially discharge his duties (other than due to physical or mental illness) commensurate with his title and function, or Employee’s failure to comply with the lawful directions of Employer, that is not cured within fifteen (15) days after Employee has received written notice thereof from Employer;

(v) a willful and knowing material misrepresentation to Employer’s or an Affiliate’s Board of Directors;

(vi) a willful violation of a material policy of Employer or an Affiliate, which does or could result in material harm to Employer or to Employer’s reputation, or that of an Affiliate; or

(vii) Employee’s material violation of a statutory or common law duty of loyalty or fiduciary duty to Employer or an Affiliate,

provided, however, that Employee’s disability due to illness or accident or any other mental or physical incapacity shall not constitute “Cause” as defined herein.

(d) “Change of Control” - means the occurrence, after the Effective Date, of any of the following events:

(i) any “Person” or “Group” (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder), excluding any Excluded Stockholder, is or becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Employer, or of any entity resulting from a merger or consolidation involving Employer, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of Employer or such entity;

(ii) the individuals who, as of the time immediately following the closing of Employer’s initial public offering, are members of Employer’s Board of Directors (the “Existing Directors”) cease, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of Employer as determined in the manner prescribed in Employer’s Articles of Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by Employer’s stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) the consummation of (x) a merger, consolidation or reorganization to which Employer is a party, whether or not Employer is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of Employer, in one transaction or a series of related transactions, to any Person other than Employer, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (iii) (singly or collectively, a “Transaction”) does not otherwise result in a “Change of Control” pursuant to subparagraph (i) of this definition of “Change of Control”; provided, however, that no such Transaction shall constitute a “Change of Control” under this subparagraph (iii) if the Persons who were the stockholders of Employer immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (iii) or the Person to whom the assets of Employer are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (iii), in substantially the same proportions in which such Beneficial Owners held voting stock in Employer immediately before such Transaction.

For purposes of the foregoing definition of “Change of Control,” the term “Excluded Stockholder” means Stephen A. Wynn, the spouse, siblings, children, grandchildren or great grandchildren of Stephen A. Wynn, any trust primarily for the benefit of the foregoing persons, or any Affiliate of any of the foregoing persons.

(e) “Complete Disability” - means the inability of Employee, due to illness or accident or other mental or physical incapacity, to perform his obligations under this Agreement for a period as defined by Employer’s local disability plan or plans.

(f) “Effective Date” - means October 20, 2003.

(g) “Good Reason” - means the occurrence, of any of the following (except with Employee’s written consent or resulting from an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer or its Affiliate promptly after receipt of notice thereof from Employee):

(i) Employer or an Affiliate reduces Employee’s Base Salary (as defined in Subparagraph 7(a) below);

(ii) Employer discontinues its bonus plan in which Employee participates as in effect without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce Employee’s potential bonus at any given level of economic performance of Employer or its successor entity;

(iii) Employer materially reduces the aggregate benefits and perquisites to Employee from those being provided;

(iv) Employer or any of its Affiliates requires Employee to change the location of Employee’s job or office, so that Employee will be based at a location more than 25 miles from the location of Employee’s job or office;

(v) Employer or any of its Affiliates reduces Employee’s responsibilities or directs Employee to report to a person of lower rank or responsibilities than the person to whom Employee reported; or

(vi) the successor to Employer fails or refuses expressly to assume in writing the obligations of Employer under this Agreement.

For purposes of this Agreement, a determination by Employee that Employee has “Good Reason” shall be final and binding on Employer and Employee absent a showing of bad faith on Employee’s part.

(h) “Separation Payment” - means a sum equal to (A) Employee’s Base Salary (as defined in Subparagraph 7(a) of this Agreement) for the twelve (12) months following termination, plus (B) the bonus that was paid to Employee under Subparagraph 7(b) for the preceding bonus period, projected over the twelve (12) months following that bonus period, plus (C) any accrued but unpaid vacation pay, plus (D) any Gross-Up Payment required by Exhibit 1 to this Agreement, which is incorporated herein by reference, said sum to be paid out over twelve (12) months in such weekly, bi-weekly or semi-monthly installments as shall be convenient to Employer.

2. BASIC EMPLOYMENT AGREEMENT. Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in a capacity, under a title, and with such duties not inconsistent with those set forth in Section 3 of this Agreement, as the same may be modified and/or assigned to Employee by Employer from time to time; provided, however, that no change in Employee’s duties shall be permitted if it would result in a material reduction in the level of Employee’s duties as in effect prior to the change, it being understood, however, that a change in Employee’s reporting responsibilities is not, itself, a basis for finding a material reduction in the level of duties.

3. DUTIES OF EMPLOYEE. Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Sr. Vice President & Chief Financial Officer for Employer or such similar duties as may be assigned to Employee by Employer as Employer may determine. Employee’s duties shall include, but not be limited to: (i) the efficient and continuous operation of Employer and its Affiliates; (ii) the preparation of relevant budgets and allocation or relevant funds; (iii) the selection and delegation of duties and responsibilities of subordinates; (iv) the direction, review and oversight of all programs under Employee’s supervision; and (v) such other and further duties as may be assigned by Employer to Employee from time to time. The foregoing notwithstanding, Employee shall devote such time to Employer’s Affiliates as may be required by Employer, provided such duties are not inconsistent with Employee’s primary duties to Employer hereunder.

4. ACCEPTANCE OF EMPLOYMENT. Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term, Employee will devote the whole of Employee’s normal and customary working time and best efforts solely to the performance of Employee’s duties under this Agreement and that, except upon Employer’s prior express written authorization to that effect, Employee shall not perform any services for any casino, hotel/casino or other similar gaming or gambling operation not owned by Employer or any of Employer’s Affiliates. Employer hereby authorizes Employee to provide assistance to his former employer on litigation matters that are pending as of the Effective Date and involve that former employer, provided such assistance does not interfere with the performance of Employee’s duties under this Agreement.

5. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall consist of four (4) years commencing on the Effective Date of this Agreement and terminating on the fourth Anniversary of the Effective Date.

6. SPECIAL TERMINATION PROVISIONS. Notwithstanding the provisions of Section 5 of this Agreement, this Agreement shall terminate upon the occurrence of any of the following events:

(a) the death of Employee;

(b) the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee;

(c) the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause;

(d) the giving of written notice by Employer to Employee of the termination of this Agreement following a disapproval of this Agreement or the denial, suspension, limitation or revocation of Employee’s License (as defined in Subsection 8(b) of this Agreement);

(e) the giving of written notice by Employer to Employee of the termination of this Agreement without Cause, provided, however, that after such notice, Employer must make the Separation Payment to Employee;

(f) the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice, provided, however, that after the expiration of such cure period without the cure having been effected, Employer must make the Separation Payment to Employee; or

(g) at Employee’s sole election in writing as provided in Paragraph 17 of this Agreement, within ten (10) days after both a Change of Control and as a result of Good Reason, provided, however, that after Employer’s receipt of Employee’s written election, Employer must make the Separation Payment to Employee.

In the event of a termination of this Agreement pursuant to the provisions of Subparagraph 6(a), (b), (c) or (d), Employer shall not be required to make any payments to Employee other than payment of Base Salary and vacation pay accrued but unpaid through the termination date. In the event of a termination of this Agreement pursuant to the provisions of Subparagraph 6(e), (f) or (g), Employee will also be entitled to receive health benefits coverage for Employee and Employee’s dependents under the same plan(s) or arrangement(s) under which Employee was covered immediately before Employee’s termination, or plan(s) established or arrangement(s) provided by Employer or any of its Affiliates thereafter. Such health benefits coverage shall be paid for by Employer to the same extent as if Employee were still employed by Employer, and Employee will be required to make such payments as Employee would be required to make if Employee were still employed by Employer. The health benefits provided under this Paragraph 6 shall continue until the earlier of (x) the expiration of the period for which the Separation Payment is paid, (y) the date Employee becomes covered under any other group health plan not maintained by Employer or any of its Affiliates; provided, however, that if such other group health plan excludes any pre-existing condition that Employee or Employee’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Paragraph 6 shall continue (but not beyond the period described in clause (x) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Employee is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the health benefits described in this Paragraph 6, the obligations of Employer and its Affiliates under this Paragraph 6 shall be conditioned upon Employee’s timely making such an election. In the event of a termination of this Agreement pursuant to any of the provisions of this Paragraph 6, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of Employer’s Affiliates.

7. COMPENSATION TO EMPLOYEE. For and in complete consideration of Employee’s full and faithful performance of Employee’s duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

(a) Base Salary. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Three Hundred Fifty Thousand Dollars ($350,000.00) per annum, payable in such weekly, bi-weekly or semi-monthly installments as shall be convenient to Employer (the “Base Salary”). Such Base Salary shall be subject to periodic merit reviews and may be increased, but not decreased, as a result of any such review. Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee including, but not limited to any bonus plan, stock incentive plan, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, or any other benefit plan which may be in effect during the Term.

(b) Bonus Compensation. Employee also will be eligible to receive a bonus as follows:

(i) Fifty Thousand Dollars ($50,000.00) for the period ending December 31, 2003;

(ii) One Hundred Thousand Dollars ($100,000.00) for the period of January 1 through December 31, 2004;

(iii) For periods thereafter, at such times and in such amounts as Employer, in its sole and exclusive discretion, may determine, until such time as Employer adopts a performance-based bonus plan, and thereafter in accordance with such plan.

Nothing in this Agreement shall limit Employer’s discretion to adopt, amend or terminate any bonus plan at any time.

(c) Employee Benefit Plans. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, stock incentive plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, and any other benefit plan which may be placed in effect by Employer or any of its Affiliates for the benefit of Employer’s executives during the Term. Subject to and effective upon the approval of the Compensation Committee of Wynn Resorts, Limited, Employee shall be granted 75,000 stock options of Wynn Resorts, Limited common stock under the Wynn Resorts, Limited 2002 Stock Incentive Plan. Nothing in this Agreement shall limit Employer’s or any of its Affiliates’ ability to exercise the discretion provided to it under any employee benefit plan, or to adopt, amend or terminate any benefit plan at any time.

(d) Expense Reimbursement. During the Term and provided the same are authorized in advance by Employer, Employer shall either pay directly or reimburse Employee for Employee’s reasonable expenses incurred for the benefit of Employer in accordance with Employer’s general policy regarding expense reimbursement, as the same may be modified from time to time. Employer specifically agrees to reimburse Employee for his professional dues and continuing professional education expenses, up to a total of One Thousand Five Hundred Dollars ($1,500.00) per year of the Term, non-cumulative. Prior to such any payment or reimbursement of expenses, Employee shall provide Employer with sufficient detailed invoices of such expenses as may be required by Employer’s policy.

(e) Vacations and Holidays. Commencing as of the Effective Date, Employee shall be entitled to annual paid vacation and paid holidays (or, at Employer’s option, an equivalent number of paid days off) in accordance with Employer’s respective standard policies, however, in no event shall Employee receive less than two (2) weeks’ paid vacation during any full year of the Term.

(f) Withholdings. All compensation provided to Employee by Employer under this Section 7 shall be subject to applicable withholdings for federal, state or local income or other taxes, Social Security Tax, Medicare Tax, State Unemployment Insurance, State Disability Insurance, charitable contributions and the like.

8. LICENSING REQUIREMENTS.

(a) Employer and Employee hereby covenant and agree that this Agreement may be subject to the approval of one or more gaming regulatory authorities (the “Authorities”) pursuant to the provisions of the relevant gaming regulatory statutes (the “Gaming Acts”) and the regulations promulgated thereunder (the “Gaming Regulations”). Employer and Employee hereby covenant and agree to use their best efforts to obtain any and all approvals required by the Gaming Acts and/or Gaming Regulations. In the event that (i) an approval of this Agreement by the Authorities is required for Employee to carry out his duties and responsibilities set forth in Section 3 of this Agreement, (ii) Employer and Employee have used their best efforts to obtain such approval, and (iii) this Agreement is not so approved by the Authorities, then this Agreement shall immediately terminate and shall be null and void.

(b) If applicable, Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee must apply for or hold a license, registration, permit or other approval (the “License”) as issued by the Authorities pursuant to the terms of the relevant Gaming Act and as otherwise required by this Agreement. In the event Employee fails to apply for and secure, or the Authorities refuse to issue or renew Employee’s License, Employee, at Employer’s sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections or secure or reinstate the Authorities’ approval, respectively. The foregoing notwithstanding, if the source of the objections or the Authorities’ refusal to renew or maintain Employee’s License arise as a result of any of the events described in Subsection 1(c) of this Agreement, then Employer’s obligations under this Section 8 also shall not be operative and Employee shall promptly reimburse Employer upon demand for any expenses incurred by Employer pursuant to this Section 8.

(c) Employer and Employee hereby covenant and agree that the provisions of this Section 8 shall apply in the event Employee’s duties require that Employee also be licensed by governmental agencies other than the Authorities.

9. CONFIDENTIALITY. Employee hereby warrants, covenants and agrees that, without the prior express written approval of Employer, Employee shall hold in the strictest confidence, and shall not disclose to any person, firm, corporation or other entity, any and all of Employer’s confidential data, including but not limited to (a) information, drawings, sketches, plans or other documents concerning Employer’s business or development plans, customers or suppliers or those of Employer’s Affiliates; (b) Employer’s or its Affiliates’ development, design, construction or sales and marketing methods or techniques; or (c) Employer’s trade secrets and other “know-how” or information not of a public nature, regardless of how such information came to the custody of Employee. For purposes of this Agreement, such confidential information shall include, but not be limited to, information, including a formula, pattern, compilation, program, device, method, technique or process, that (x) derives independent economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (y) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The warranty, covenant and agreement set forth in this Section 9 shall not expire, shall survive this Agreement, and shall be binding upon Employee without regard to the passage of time or other events.

10. RESTRICTIVE COVENANT/NO SOLICITATION.

(a) Employee hereby covenants and agrees that, during the Term or for such longer period so long as Employer pays to Employee the compensation set forth in Subsection 7(a) of this Agreement, Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two (2%) per cent of a publicly traded corporation, corporate officer or director, manager, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer’s Affiliates, in or about any market in which Employer or Employer’s Affiliates have or have announced a plan to have hotel or gaming operations. Employee hereby further covenants and agrees that the restrictive covenant contained in this Section 10 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Employer, imposes no undue hardship on Employee, and is not injurious to the public.

(b) Employee hereby further covenants and agrees that, during the Term and for a period of one (1) year following the expiration of the Term, Employee shall not directly or indirectly, and Employee shall not suffer others to, solicit or attempt to solicit for employment any management level employee of Employer or Employer’s Affiliates with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Employer or Employer’s Affiliates, in or about any market in which Employer or Employer’s Affiliates have or have announced a plan hotel or gaming operations.

11. BEST EVIDENCE. This Agreement shall be executed in original and “Xerox” or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

12. SUCCESSION. This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

13. ASSIGNMENT. Employee shall not assign this Agreement or delegate his duties hereunder without the express written prior consent of Employer thereto. Any purported assignment by Employee in violation of this Section 13 shall be null and void and of no force or effect. Employer shall have the right to assign this Agreement freely.

14. AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.

15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles.

16. NOTICES. Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO EMPLOYER:	Wynn Las Vegas, LLC 3145 Las Vegas Boulevard South Las Vegas, Nevada 89109

WITH A COPY THAT SHALL NOT BE NOTICE TO:	Wynn Resorts, Limited 3145 Las Vegas Boulevard South Las Vegas, Nevada 89109 Attn: Legal Department

TO EMPLOYEE:	David Sisk 10008 Laurel Springs Las Vegas, Nevada 89134

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 16.

17. INTERPRETATION. The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of paragraphs are for convenience only and are not to be considered a part of this Agreement.

18. SEVERABILITY. In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

19. DISPUTE RESOLUTION. Except for equitable actions seeking to enforce the provisions of Sections 9 and 10 of this Agreement, jurisdiction and venue for which is hereby granted to the court of general trial jurisdiction in Las Vegas, Nevada, any and all claims, disputes, or controversies arising between the parties hereto regarding any of the terms of this Agreement or the breach thereof, on the written demand of either of the parties hereto, shall be submitted to and be determined by final and binding arbitration held in Las Vegas, Nevada, in accordance with Employer’s or Employer’s Affiliates’ arbitration policy governing employment disputes, or, in the absence of any such policy, as conducted by and in accordance with the employment dispute resolution rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction.

20. WAIVER. None of the terms of this Agreement, including this Section 20, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

21. PAROL. This Agreement constitutes the entire agreement between Employer and Employee, and supersedes any prior understandings, agreements, undertakings or severance policies or plans by and between Employer or Employer’s Affiliates, on the one side, and Employee, on the other side, with respect to its subject matter or Employee’s employment with Employer or Employer’s Affiliates.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WYNN LAS VEGAS, LLC		EMPLOYEE

By:	/s/ Marc Schorr	/s/ David Sisk
Name:	Marc Schorr	David Sisk
Its:	Chief Executive Officer